Exhibit 99.1

PCSB Financial Corporation Announces Fourth Fiscal Quarter and Year End Financial Results and

Declares Quarterly Cash Dividend

Yorktown Heights, New York; August 5, 2021 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $3.4 million, or $0.23 per diluted share, for the three months ended June 30, 2021, compared to $3.6 million, or $0.25 per diluted share, for the three months ended March 31, 2021 and $3.0 million, or $0.19 per diluted share, for the three months ended June 30, 2020. Net income was $12.4 million, or $0.84 per diluted share, for the year ended June 30, 2021, compared to $9.4 million, or $0.60 per diluted share, for the year ended June 30, 2020.

Results for the year ended June 30, 2021 include a benefit for loan losses of $673,000, or $0.04 per diluted share, net of tax, which includes the release of the qualitative reserves established in the prior fiscal year associated with the COVID-19 pandemic. The prior year results include a provision for loan losses of $3.1 million, or $0.15 per diluted share, net of tax, for the year ended June 30, 2020, of which $1.9 million, or $0.10 per diluted share, net of tax, related to the establishment of these qualitative reserves. Substantially all of these qualitative reserves have been released as of June 30, 2021.

On July 28, 2021, the Board of Directors declared a regular quarterly cash dividend of $0.06 per share. The dividend is payable on or about September 3, 2021 to shareholders of record as of the close of business on August 20, 2021.

Fourth Quarter and Year End Highlights

•

Earnings before income tax expense and provision for loan losses of $4.3 million for the current quarter increased 17.1% from the linked quarter and 4.4% from the same quarter last year. Earnings before income tax expense and provision for loan losses of $15.1 million for the current year was unchanged from the prior year.

•

Net interest income of $12.6 million for the current quarter increased 8.1% from the linked quarter and 9.8% from the same quarter last year. Net interest income of $47.3 million for the current year increased 1.4% from the prior year.

•

Tax equivalent net interest margin was 2.81% for the current quarter, an increase from 2.69% in the linked quarter and 2.73% for the same quarter last year. Tax equivalent net interest margin was 2.73% for the current year, a decrease from 2.89% in the prior year.

•

The average cost of interest-bearing deposits was 0.48% for the current quarter, a decrease from 0.59% in the linked quarter and 0.97% for the same quarter last year. The average cost of interest-bearing deposit was 0.64% for the current year, a decrease from 1.14% in the prior year.

•

The efficiency ratio was 67.43% for the current quarter compared to 70.10% for the linked quarter and 67.53% for the prior year quarter. The efficiency ratio was 69.73% for the current year compared to 69.62% in the prior year.

•	Average loans receivable, excluding SBA Paycheck Protection Program (“PPP”) loans, of $1.20 billion for the current quarter, a decrease from $1.23 billion in the same quarter last year.
•	Average deposits of $1.48 billion for the current quarter, increases of 5.8% and 10.1% compared to the linked quarter and same quarter last year, respectively.
•	Allowance for loan losses to total net loans receivable (excluding PPP loans) of 0.66% as of June 30, 2021, a decrease from 0.71% as of June 30, 2020.
•

Non-performing loans of $5.8 million, or 0.48% of total net loans receivable (excluding PPP loans), as of June 30, 2021, compared to 0.17% as of March 31, 2021 and 0.15% as of June 30, 2020. The increase in the current quarter was the result of one commercial mortgage with an LTV of 53.9% upon origination being placed on nonaccrual status.

•

Loans on a COVID-19 related payment deferral totaled $27.3 million, or 2.21% of gross loans, compared to $34.4 million, or 2.71% of gross loans as of March 31, 2021. Loans on deferral totaling $12.5 million, $1.3 million and $13.5 million are scheduled to resume payments in the next three consecutive quarters, respectively.

President’s Comments

Joseph D. Roberto, Chairman, President & Chief Executive Officer of PCSB Financial Corporation, commented, “We are pleased with the Company’s solid operating and financial results for the fourth quarter and year ended June 30, 2021.  I am proud of what our team achieved over the past 12 months during a time of disruption and uncertainty presented by the pandemic, especially during the first half of our fiscal year. Our employees came together and provided vital support to our communities during this difficult period. That support included participation in the PPP program, loan payment deferrals, loan modifications and fee waivers. All of this was accomplished while adjusting to a new work environment and all the challenges that it presented operationally. As the economy continues to improve, PCSB with strong liquidity and capital is well positioned to build on these results in fiscal 2022 and continue to create value for our shareholders.”

Income Statement Summary

Net income for the three months ended June 30, 2021 was $3.4 million, a $182,000 decrease from the linked quarter and a $450,000 increase from the prior year period. The change from the linked quarter is primarily due to an $899,000 increase in the provision for loan losses, a $295,000 increase in noninterest expense and a $24,000 decrease in noninterest income, partially offset by a $944,000 increase in net interest income and a $92,000 decrease in income tax expense. The change from the prior year period is primarily due to a $1.1 million increase in net interest income and a $304,000 decrease in provision for loan losses, partially offset by a $609,000 decrease in noninterest income, a $334,000 increase in noninterest expense, and a $33,000 increase in income tax expense.

Net interest income was $12.6 million for the quarter ended June 30, 2021, increases of $944,000 and $1.1 million, or 8.1% and 9.8%, compared to the linked quarter and prior year quarter, respectively. The increase compared to the linked quarter is primarily the result of a $65.4 million, or 3.8%, increase in average interest-earning assets and a 12 basis point increase in the tax equivalent net interest margin. The increase in net interest income compared to the prior year period is primarily the result of a $115.7 million, or 6.9%, increase in average interest-earning assets and an 8 basis point increase in the tax equivalent net interest margin.

The tax equivalent net interest margin was 2.81% for the current quarter, reflecting increases of 12 basis points compared to 2.69% in the linked quarter and 8 basis points compared to 2.73% in the prior year quarter. Adjusted net interest margin, which excludes the effect of PPP loans, was 2.68% for the current quarter compared to 2.62% in the linked quarter and 2.68% in the prior year quarter. Adjusted net interest margin was 2.65% for the current year compared to 2.88% in the prior year. Adjusted margin for the current quarter is unchanged compared to the prior year quarter as pressures on asset yields, driven by lower market interest rates and significant increases in cash liquidity, were offset by a reduction in the cost of funds. The increase in adjusted margin compared to the linked quarter is the result of a stable yield on assets and the continued decrease in the average cost of funds.

The Company recognized PPP loan interest and origination fee income (net of costs) of $516,000 in the current quarter, compared to $279,000 in the linked quarter and $172,000 in the prior year quarter. PPP loan interest and origination fee income (net of costs) totaled $1.2 million for the current year compared to $172,000 in the prior year. Unearned origination fees (net of costs) on PPP loans totaled $1.0 million as of June 30, 2021 and will be recognized in income over the remaining lives of the loans and the timing of such income is largely dependent on the timing of forgiveness.

Tax equivalent yield on interest-earning assets for the current quarter was 3.26%, a 3 basis point increase from the prior quarter and a 27 basis point decrease from the prior year quarter. The increase in asset yield compared to the linked quarter was a result of $610,000 in loan prepayment fees as well as the deployment of excess cash liquidity into investment securities. The decrease in yield compared to the prior year quarter is a result of decreases in market interest rates, lower average loan balances due to muted origination activity, the origination of lower yielding PPP loans, and significant increases in liquidity over the last twelve months. The rate of asset yield decrease (excluding the effects of PPP income) has slowed in recent quarters due to a more stable yield curve and earning asset composition.

The cost of interest-bearing deposits was 0.48% for the current quarter, decreases of 11 basis points and 49 basis points from 0.59% and 0.97% in the prior quarter and prior year quarter, respectively. In response to the significant decrease in market interest rates in March 2020, deposit rate reductions have been implemented throughout the last year, the effects of which continue to be realized. As of quarter end, the weighted average cost of interest-bearing deposits was 0.42%. The cost of interest-bearing liabilities was 0.59% for the current quarter, decreases of 11 basis points from 0.70% in the prior quarter and 46 basis points from 1.05% in the prior year quarter. During fiscal year

2022, the Company has $27.5 million of wholesale funding maturing, comprised of FHLB advances and brokered time deposits, with a weighted average cost of 2.43%.

The provision for loan losses was $5,000 for the three months ended June 30, 2021 compared to a benefit for loan losses of $894,000 for the linked quarter and a provision for loan losses of $309,000 for the prior year quarter. Included in the linked quarter was a benefit for loan losses associated with the release of qualitative reserves established in the prior fiscal year in response to the COVID-19 pandemic. Loans on a COVID-19 related payment deferral totaled $27.3 million, or 2.21% of gross loans, as of June 30, 2021, compared to $34.4 million, or 2.71% of the gross loans, as of March 31, 2021. Recoveries, net of charge-offs, were $11,000 for the three months ended June 30, 2021 compared to $82,000 for the linked quarter and charge-offs, net of recoveries, of $17,000 for the prior year quarter.  Non-performing loans as a percent of total loans receivable (excluding PPP loans) was 0.48% as of June 30, 2021, an increase from 0.17% as of March 31, 2021 and 0.15% as of June 30, 2020. The increase in non-performing loans for the current quarter relates to one non-owner-occupied commercial mortgage loan with an outstanding principal balance of $3.6 million at June 30, 2021. The loan has been granted a principal and interest payment deferral through January 2022 and has a loan-to-value ratio of 53.9% based on the collateral value upon origination.

The table below provides additional detail for those loans on deferral as of June 30, 2021 (dollar amounts in thousands):

Industry Sector:	Number of loans	Recorded Investment (2) (3)	% secured by real estate collateral	Loan-to-Value % (4)	Weighted average term of remaining deferral (in months)
Consumer (1)	7	$3,147	100.0%	57.5%	0.3
Commercial:
Retail	3	11,591	100.0	48.7	4.8
Hotels and accommodation services	2	7,648	100.0	55.6	0.6
Food service	2	3,018	100.0	59.8	6.1
All other commercial	5	1,903	89.2	70.0	2.2
Total commercial	12	24,160	99.2	57.8	3.9
Total	19	$27,307	99.2%	57.7%	3.5

(1) Includes first and second lien residential mortgages of $2.9 million and $294,000, respectively.
(2) Includes loans classified as special mention and substandard of $1.7 million and $14.2 million, respectively.
(3) Includes $3.6 million of nonaccrual loans. All loans are considered current.
(4) Generally based on collateral values upon origination.

Noninterest income of $568,000 for the three months ended June 30, 2021 decreased $24,000 compared to the linked quarter and $609,000 compared to the prior year quarter. The decrease compared to the linked quarter was primarily due to a decrease of $113,000 in gains on sale of securities, partially offset by increases of $48,000 in bank-owned life insurance income and $37,000 in fees and service charges. The decrease compared to the prior year quarter was primarily due to a decrease of $814,000 in swap income, partially offset by increases of $163,000 in fees and service charges and $39,000 in bank-owned life insurance income. The increase in fees and service charges compared to the prior year quarter was the result of our waiver in the prior year of certain overdraft fees, ATM usage fees, wire and CD early withdrawal fees in response to COVID-19.

Noninterest expense of $8.9 million for the three months ended June 30, 2021 increased $295,000 compared to the linked quarter and $334,000 compared to the prior year quarter. The increase compared to the linked quarter was primarily due to increases of $200,000 in salaries and benefits and $186,000 in New York State franchise taxes associated with tax legislation enacted during the quarter, partially offset by a $91,000 net decrease in all other expenses. The increase compared to the prior year quarter was primarily due to increases of $296,000 in salaries and benefits, $173,000 in New York State franchise taxes and $98,000 in occupancy and equipment costs, partially offset by a $158,000 decrease in professional fees and a $75,000 net decrease in all other expenses.

The effective income tax rate was 20.3% for the three months ended June 30, 2021, as compared to 22.0% for the prior year quarter. The effective income tax rate was 21.2% for the current year compared to 22.3% for the prior year.

Balance Sheet Summary

Total assets increased $83.0 million to $1.87 billion at June 30, 2021 as compared to $1.79 billion as of June 30, 2020, primarily due to increases of $81.8 million in total investment securities, $23.0 million in cash and cash equivalents and $10.5 million in bank-owned life insurance, partially offset by a $31.5 million decrease in net loans receivable. The increase in investment securities was primarily driven by increases of $55.5 million in state and municipal securities and $20.8 million in mortgage-backed securities as the Company deployed excess liquidity. The increase in cash and cash equivalents is a result of an increase in deposits and reduced loan originations experienced during the year due to reduced economic activity resulting from the COVID-19 pandemic. Net loans receivable decreased $31.5 million, primarily the result of decreases in residential mortgages, commercial loans and home equity lines of credit of $31.1 million, $13.6 million and $4.4 million, respectively, partially offset by an increase in commercial mortgages of $19.5 million. The decrease in commercial loans includes a decrease in PPP loans of $12.6 million, driven by the origination of $23.8 million in PPP loans being more than offset by paydowns and forgiveness of $36.4 million. During the current quarter, the Company experienced the paydown of a $26.2 million commercial mortgage loan, resulting in the receipt of a prepayment penalty of $524,000.

Total liabilities increased $82.2 million to $1.60 billion at June 30, 2021 compared to June 30, 2020 as increases of $118.4 million, or 8.6%, in deposits and $3.9 million in all other liabilities was partially offset by a $40.1 million decrease in FHLB advances.

Total shareholders’ equity increased $847,000 to $274.6 million at June 30, 2021 as compared to $273.7 million as of June 30, 2020. This increase was primarily due to net income of $12.4 million, $4.8 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period and $3.3 million of other comprehensive income, partially offset by the repurchase of $16.9 million (1,121,774 shares) of common stock and $2.7 million of cash dividends declared and paid. As of June 30, 2021, there were 544,089 shares available to be repurchased under the current stock repurchase plan.

At June 30, 2021, the Company’s book value per share and tangible book value per share were $17.41 and $17.01, respectively, compared to $16.20 and $15.82, respectively, at June 30, 2020. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At June 30, 2021, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the COVID-19 pandemic, including its impact on our business and operations, the impact of lost fee revenue and increased operating expenses, as well as its effect on our customers and issuers of securities, including their ability  to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	June 30,	June 30,
	2021	2020
ASSETS
Cash and due from banks	$152,070	$135,045
Federal funds sold	7,235	1,257
Cash and cash equivalents	159,305	136,302
Held to maturity debt securities, at amortized cost (fair value of $342,137 and $281,497, respectively)	337,584	275,772
Available for sale debt securities, at fair value	57,387	37,426
Total investment securities	394,971	313,198
Loans receivable, net of allowance for loan losses of $7,881 and $8,639, respectively	1,229,451	1,260,947
Accrued interest receivable	6,398	6,880
FHLB stock	4,507	6,308
Premises and equipment, net	21,099	20,853
Deferred tax asset, net	2,552	3,129
Bank-owned life insurance	35,568	25,019
Goodwill	6,106	6,106
Other intangible assets	151	229
Other assets	14,827	12,958
Total assets	$1,874,935	$1,791,929
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits	$1,272,610	$1,181,357
Non interest-bearing deposits	219,072	191,898
Total deposits	1,491,682	1,373,255
Mortgage escrow funds	10,536	10,123
Advances from Federal Home Loan Bank	65,957	106,089
Other liabilities	32,200	28,749
Total liabilities	1,600,375	1,518,216
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of June 30, 2021 and June 30, 2020)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,703,577 and 18,712,295 shares issued as of June 30, 2021 and June 30, 2020, respectively, 15,770,645 and 16,898,137 shares outstanding as of June 30, 2021 and June 30, 2020, respectively)	187	187
Additional paid in capital	189,926	186,200
Retained earnings	150,987	141,288
Unearned compensation - ESOP	(10,176)	(11,145)
Accumulated other comprehensive loss, net of income taxes	(3,099)	(6,403)
Treasury stock, at cost (2,932,932 and 1,814,158 shares as of June 30, 2021 and June 30, 2020, respectively)	(53,265)	(36,414)
Total shareholders' equity	274,560	273,713
Total liabilities and shareholders' equity	$1,874,935	$1,791,929

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
Interest and dividend income
Loans receivable	$12,625	$12,808	$49,470	$52,107
Investment securities	1,851	1,896	7,340	8,870
Federal funds and other	110	117	454	933
Total interest and dividend income	14,586	14,821	57,264	61,910
Interest expense
Deposits and escrow interest	1,519	2,848	7,891	12,775
FHLB advances	486	514	2,031	2,456
Total interest expense	2,005	3,362	9,922	15,231
Net interest income	12,581	11,459	47,342	46,679
Provision (benefit) for loan losses	5	309	(673)	3,064
Net interest income after provision (benefit) for loan losses	12,576	11,150	48,015	43,615
Noninterest income
Fees and service charges	390	227	1,428	1,397
Swap income	-	814	367	984
Bank-owned life insurance	168	129	549	528
Gains on sale of securities, net	-	-	113	38
Other	10	7	40	122
Total noninterest income	568	1,177	2,497	3,069
Noninterest expense
Salaries and employee benefits	5,795	5,499	22,517	22,934
Occupancy and equipment	1,362	1,264	5,413	5,223
Communications and data processing	525	502	2,064	2,061
Professional fees	405	563	1,690	1,739
Postage, printing, stationery and supplies	137	145	589	584
Advertising	100	100	400	400
FDIC assessment	113	87	463	87
Amortization of intangible assets	17	21	78	94
Other operating expenses	413	352	1,540	1,512
Total noninterest expense	8,867	8,533	34,754	34,634
Net income before income tax expense	4,277	3,794	15,758	12,050
Income tax expense	867	834	3,334	2,691
Net income	$3,410	$2,960	$12,424	$9,359
Earnings per common share:
Basic	$0.23	$0.19	$0.84	$0.60
Diluted	0.23	0.19	0.84	0.60
Weighted average common shares outstanding:
Basic	14,553,783	15,334,098	14,846,786	15,648,627
Diluted	14,586,928	15,334,098	14,847,579	15,674,169

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable (1)	$1,245,610	$12,625	4.06%	$1,252,492	$12,116	3.88%	$1,263,600	$12,808	4.06%
Investment securities (1)	363,175	1,851	2.11	319,239	1,700	2.18	304,383	1,896	2.50
Other interest-earning assets	190,582	110	0.23	162,193	109	0.27	115,652	117	0.41
Total interest-earning assets	1,799,367	14,586	3.26	1,733,924	13,925	3.23	1,683,635	14,821	3.53
Non-interest-earning assets	79,015			68,748			70,120
Total assets	$1,878,382			$1,802,672			$1,753,755

Liabilities and equity:
NOW accounts	$182,475	69	0.15	$161,049	59	0.15	$140,954	79	0.23
Money market accounts	311,255	162	0.21	274,516	208	0.31	218,023	289	0.53
Savings accounts and mortgage escrow funds	387,422	109	0.11	368,791	132	0.15	343,472	192	0.22
Time deposits	395,240	1,179	1.20	411,500	1,383	1.36	470,279	2,288	1.95
Total interest-bearing deposits	1,276,392	1,519	0.48	1,215,856	1,782	0.59	1,172,728	2,848	0.97
FHLB advances	94,970	486	2.05	104,604	506	1.96	106,099	514	1.94
Total interest-bearing liabilities	1,371,362	2,005	0.59	1,320,460	2,288	0.70	1,278,827	3,362	1.05
Non-interest-bearing deposits	208,265			187,778			176,146
Other non-interest-bearing liabilities	23,114			24,272			23,505
Total liabilities	1,602,741			1,532,510			1,478,478
Total shareholders' equity	275,641			270,162			275,277
Total liabilities and shareholders' equity	$1,878,382			$1,802,672			$1,753,755

Net interest income		$12,581			$11,637			$11,459
Interest rate spread - tax equivalent (2)			2.67			2.53			2.48
Net interest margin - tax equivalent (3)			2.81			2.69			2.73
Average interest-earning assets to interest-bearing liabilities	131.21%			131.31%			131.65%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all periods presented. See reconciliation of non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Year Ended June 30,
	2021			2020
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable (1)	$1,245,818	$49,470	3.97%	$1,198,449	$52,107	4.35%
Investment securities (1)	327,879	7,340	2.29	346,569	8,870	2.57
Other interest-earning assets	169,855	454	0.27	69,371	933	1.34
Total interest-earning assets	1,743,552	57,264	3.30	1,614,389	61,910	3.84
Non-interest-earning assets	72,522			69,268
Total assets	$1,816,074			$1,683,657

Liabilities and equity:
NOW accounts	$160,652	296	0.18	$127,091	270	0.21
Money market accounts	273,007	819	0.30	177,052	1,647	0.93
Savings accounts and mortgage escrow funds	369,681	611	0.17	350,897	866	0.25
Time deposits	421,168	6,165	1.46	469,336	9,992	2.13
Total interest-bearing deposits	1,224,508	7,891	0.64	1,124,376	12,775	1.14
FHLB advances	102,919	2,031	1.97	111,008	2,456	2.21
Total interest-bearing liabilities	1,327,427	9,922	0.75	1,235,384	15,231	1.23
Non-interest-bearing deposits	189,667			148,262
Other non-interest-bearing liabilities	25,707			21,563
Total liabilities	1,542,801			1,405,209
Total shareholders' equity	273,273			278,448
Total liabilities and shareholders' equity	$1,816,074			$1,683,657

Net interest income		$47,342			$46,679
Interest rate spread - tax equivalent (2)			2.55			2.61
Net interest margin - tax equivalent (3)			2.73			2.89
Average interest-earning assets to interest-bearing liabilities	131.35%			130.68%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all periods presented. See reconciliation of non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Condensed Balance Sheets
Cash and cash equivalents	$159,305	$169,314	$162,541	$162,739	$136,302
Total investment securities	394,971	347,302	310,231	318,509	313,198
Loans receivable, net	1,229,451	1,261,155	1,237,550	1,227,913	1,260,947
Other assets	91,208	76,903	79,517	81,914	81,482
Total assets	$1,874,935	$1,854,674	$1,789,839	$1,791,075	$1,791,929

Total deposits and mortgage escrow funds	$1,502,218	$1,463,542	$1,387,897	$1,383,432	$1,383,378
Advances from Federal Home Loan Bank	65,957	95,991	106,023	106,056	106,089
Other liabilities	32,200	23,844	26,595	27,908	28,749
Total liabilities	1,600,375	1,583,377	1,520,515	1,517,396	1,518,216
Total shareholders' equity	274,560	271,297	269,324	273,679	273,713
Total liabilities and shareholders' equity	$1,874,935	$1,854,674	$1,789,839	$1,791,075	$1,791,929

	Quarter Ended					Year Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
Condensed Income Statements
Interest income	$14,586	$13,925	$14,225	$14,528	$14,821	$57,264	$61,910
Interest expense	2,005	2,288	2,678	2,951	3,362	9,922	15,231
Net interest income	12,581	11,637	11,547	11,577	11,459	47,342	46,679
Provision (benefit) for loan losses	5	(894)	107	109	309	(673)	3,064
Noninterest income	568	592	743	594	1,177	2,497	3,069
Noninterest expense	8,867	8,572	8,691	8,624	8,533	34,754	34,634
Income before income tax expense	4,277	4,551	3,492	3,438	3,794	15,758	12,050
Income tax expense	867	959	798	710	834	3,334	2,691
Net income	$3,410	$3,592	$2,694	$2,728	$2,960	$12,424	$9,359

Earnings per share:
Basic	$0.23	$0.25	$0.18	$0.18	$0.19	$0.84	$0.60
Diluted	0.23	0.25	0.18	0.18	0.19	0.84	0.60

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended					Year Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	June 30, 2021	June 30, 2020
Performance Ratios (1):
Return on average assets	0.73%	0.80%	0.60%	0.61%	0.68%	0.68%	0.56%
Return on average equity	4.95%	5.32%	3.96%	3.96%	4.30%	4.55%	3.36%
Interest rate spread	2.67%	2.53%	2.52%	2.47%	2.48%	2.55%	2.61%
Net interest margin	2.81%	2.69%	2.71%	2.69%	2.73%	2.73%	2.89%
Efficiency ratio	67.43%	70.10%	70.72%	70.86%	67.53%	69.73%	69.62%

Noninterest income to average assets	0.12%	0.13%	0.17%	0.13%	0.27%	0.14%	0.18%
Noninterest expense to average assets	1.89%	1.90%	1.95%	1.92%	1.95%	1.91%	2.06%

Average interest-earning assets to average interest-bearing liabilities	131.21%	131.31%	131.07%	131.81%	131.65%	131.35%	130.68%
Average equity to average assets	14.67%	14.99%	15.23%	15.32%	15.70%	15.05%	16.54%
Dividend payout ratio (2)	26.07%	16.65%	22.57%	23.09%	21.25%	21.93%	27.47%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Loans to deposits	82.42%	86.72%	89.85%	89.17%	91.82%

Share Data:
Shares outstanding	15,770,645	15,966,216	16,097,867	16,634,237	16,898,137
Book value per common share	$17.41	$16.99	$16.73	$16.45	$16.20
Tangible book value per common share (3)	$17.01	$16.60	$16.34	$16.07	$15.82

Asset Quality Ratios:
Non-performing loans receivable	$5,764	$2,054	$1,668	$2,083	$1,795
Non-performing assets	$5,764	$2,054	$1,668	$2,083	$1,795
Allowance for loan losses as a percent of total loans receivable (4)	0.66%	0.65%	0.72%	0.72%	0.71%
Allowance for loan losses as a percent of non-performing loans receivable	136.73%	382.91%	520.20%	416.32%	481.28%
Non-performing loans as a percent of total loans receivable, net (4)	0.48%	0.17%	0.14%	0.17%	0.15%
Non-performing assets as a percent of total assets	0.31%	0.11%	0.09%	0.12%	0.10%
Net (recoveries) charge-offs	$(11)	$(82)	$102	$76	$17
Net (recoveries) charge-offs to average outstanding loans during the period (1)	0.00%	(0.03%)	0.03%	0.02%	0.01%

Capital Ratios (5):
Tier 1 capital (to adjusted total assets)	12.48%	12.76%	12.66%	12.41%	12.51%
Common equity Tier 1 capital (to risk-weighted assets)	17.93%	17.72%	17.74%	17.56%	16.98%
Tier 1 capital (to risk-weighted assets)	17.93%	17.72%	17.74%	17.56%	16.98%
Total capital (to risk-weighted assets)	18.53%	18.33%	18.42%	18.24%	17.65%

(1) Performance ratios for quarter ended periods are annualized.
(2) Dividends declared per share divided by net income per share.

(3) Tangible book value per share is a non-GAAP measure and equals total shareholders’ equity, less goodwill and other intangible assets, divided by shares outstanding. We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(4) Total loans receivable excludes PPP loans.
(5) Represents Bank ratios.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Mortgage loans:
Residential mortgages	$224,305	$229,008	$237,987	$245,008	$255,382
Commercial mortgages	826,624	831,162	801,348	794,248	807,106
Construction	10,151	10,047	17,551	11,512	11,053
Net deferred loan origination costs	196	365	600	666	739
Total mortgage loans	1,061,276	1,070,582	1,057,486	1,051,434	1,074,280
Commercial and consumer loans:
Commercial loans (1)	150,658	171,314	160,678	155,569	164,257
Home equity credit lines	25,439	27,211	27,653	29,249	29,838
Consumer and overdrafts	345	269	328	308	481
Net deferred loan origination costs	(386)	(356)	82	25	730
Total commercial and consumer loans	176,056	198,438	188,741	185,151	195,306
Total loans receivable	1,237,332	1,269,020	1,246,227	1,236,585	1,269,586
Allowance for loan losses	(7,881)	(7,865)	(8,677)	(8,672)	(8,639)
Loans receivable, net	$1,229,451	$1,261,155	$1,237,550	$1,227,913	$1,260,947

(1) Includes PPP loans totaling:	$37,050	$50,380	$35,687	$35,687	$49,603

	As of
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Demand deposits	$219,072	$203,344	$189,968	$183,844	$191,898
NOW accounts	177,223	169,077	159,919	148,176	151,797
Money market accounts	332,843	301,892	256,132	253,176	239,942
Savings	387,529	372,151	354,882	349,805	343,352
Time deposits	375,015	407,826	416,386	442,011	446,266
Total deposits	$1,491,682	$1,454,290	$1,377,287	$1,377,012	$1,373,255

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Year Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Computation of Tax Equivalent Net Interest Income
Total interest income	$14,586	$13,925	$14,821	$57,264	$61,910
Total interest expense	2,005	2,288	3,362	9,922	15,231
Net interest income (GAAP)	12,581	11,637	11,459	47,342	46,679
Tax equivalent adjustment	68	51	18	198	56
Net interest income - tax equivalent (Non-GAAP)	$12,649	$11,688	$11,477	$47,540	$46,735

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$274,560	$271,297	$269,324	$273,679	$273,713
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(151)	(168)	(189)	(209)	(229)
Tangible common shareholders' equity (Non-GAAP)	$268,303	$265,023	$263,029	$267,364	$267,378

Common shares outstanding	15,770,645	15,966,216	16,097,867	16,634,237	16,898,137

Book value per share (GAAP)	$17.41	$16.99	$16.73	$16.45	$16.20
Adjustments:
Effects of intangible assets	(0.40)	(0.39)	(0.39)	(0.38)	(0.38)

Tangible book value per common share (Non-GAAP)	$17.01	$16.60	$16.34	$16.07	$15.82

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Year Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Computation of Adjusted Yield on Assets and Adjusted Net Interest Margin, Excluding PPP income
Average interest-earning assets	$1,799,367	$1,733,924	$1,683,635	$1,743,552	$1,614,389

Interest and dividend income (GAAP)	$14,586	$13,925	$14,821	$57,264	$61,910
Less: PPP income	(516)	(279)	(172)	(1,171)	(172)
Adjusted interest and dividend income (Non-GAAP)	$14,070	$13,646	$14,649	$56,093	$61,738

Yield on interest-earning assets (GAAP)	3.26%	3.23%	3.53%	3.30%	3.84%
Adjusted yield on interest-earning assets (Non-GAAP)	3.13%	3.15%	3.48%	3.22%	3.82%

Net interest income (GAAP)	$12,581	$11,637	$11,459	$47,342	$46,679
Less: PPP income	(516)	(279)	(172)	(1,171)	(172)
Adjusted net interest income (Non-GAAP)	$12,065	$11,358	$11,287	$46,171	$46,507

Net interest margin (GAAP)	2.81%	2.69%	2.73%	2.73%	2.89%
Adjusted net interest margin (Non-GAAP)	2.68%	2.62%	2.68%	2.65%	2.88%